Exhibit 99.1
Contacts:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton
617-551-8207
Media Contact:
Kathryn Morris
KMorrisPR
845-635-9828
Alnylam Announces Allowance of Additional U.S. Patent
Broadly Covering RNAi Therapeutics
- New Allowance Strengthens Alnylam’s Intellectual Property Position
in the Field of RNAi -
CAMBRIDGE, Mass., January 24, 2006 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that the United States Patent and Trademark Office (USPTO) has allowed claims in a second patent application that broadly covers methods for preparing small interfering RNAs (siRNAs), the molecules that mediate RNAi. The USPTO issued a ‘Notice of Allowance’ for patent application 10/832,432 in the ‘Tuschl II’ patent series. Following a ‘Notice of Allowance’, the final issuance of a patent involves several administrative steps that typically are completed within three months.
On January 17, 2006, the company announced that the USPTO had issued a Notice of Allowance on a related set of claims in the Tuschl II patent series. This patent series is exclusively licensed to Alnylam for RNAi therapeutics on a world-wide basis through an agreement with Garching Innovation GmbH, the licensing agent for the Max Planck Society. The newly allowed claims provide further coverage of methods of making siRNAs to achieve RNAi in mammalian cells.
The allowed claims for patent application 10/832,432 broadly cover the preparation of a double-stranded RNA having key structural elements that the company believes are important for the therapeutic activity of siRNAs, including:
•	A double stranded region formed from two RNA strands of a length of 19-25 nucleotides; and
•	One or more 3’-overhangs at the ends of the double-stranded molecule.
The claims cover siRNAs for mediating cleavage of an mRNA in mammalian cells, and therefore cover siRNAs with the above mentioned structural elements that are directed toward any and all target genes expressed in mammalian cells.
In addition to the two separately allowed Tuschl II patents covering RNAi therapeutics, Alnylam’s IP estate includes certain ‘fundamental’ patents and patent applications that claim the broad structural and functional properties of synthetic RNAi products. These include the Kreutzer-Limmer I and II patents, acquired through the Ribopharma merger: EP Patent No. 1144623, covering methods, medicaments and uses of siRNAs with up to 25 nucleotides complementary to a target gene; EP Patent No. 1214945, covering compositions, methods, and uses of siRNAs with a length between 15 and 49 nucleotides; and EP Patent No. 1352061 covering therapeutic compositions, methods, and uses of siRNA and derivatives directed toward over 125 disease targets. Additional fundamental patents and patent applications licensed to Alnylam on an exclusive or non-exclusive basis include those of Crooke (U.S. Patent Nos. 5,898,031 and 6,107,094), Fire and Mello (U.S. Patent No. 6,506,559), Glover et al. (EP Patent No. 1230375), and Tuschl et al. (Tuschl I, patent pending), amongst others.
About RNA Interference (RNAi)
RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause highly targeted gene silencing.
About Alnylam
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, and Novartis. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. For more information, please visit www.alnylam.com.
Alnylam Forward-Looking Statements
Various statements in this release concerning our future expectations, plans and prospects, including our views with respect to timing of the issuance of patents and the importance and scope of our intellectual property rights, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the “Certain Factors That

May Affect Future Results” section of our most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.